Exhibit 10.5

March 30, 2015

Leigh Ginter

29620 Neal Avenue

Lindstrom, MN 55045

Dear Leigh:

This letter agreement (this “Amendment”) confirms our agreement to amend the employment letter between you and Norcraft Companies, L.P. (the “Company”), dated as of October 21, 2003 (the “Employment Letter”). Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Employment Letter. Except as expressly modified herein, the Employment Letter remains in full force and effect, and is binding on you and the Company in accordance with its terms.

1. Definitions.

(a) Section 5 of the Employment Letter is amended by inserting the following new sentence at the end of the second paragraph:

The base salary continuation contemplated by this paragraph is hereinafter referred to as the “Severance Payment”.

(b) Section 5 of the Employment Letter is further amended by replacing the last sentence of the fourth paragraph with the following new sentence:

“Good Reason” shall mean (i) any material diminution of your duties, (ii) any material reduction in your annual base salary or bonus opportunity, (iii) a material breach by the Company of this Agreement, (iv) relocation by the Company outside of the Minnesota, or (v) change of your title, provided, that in the circumstances described in clauses (i), (ii), (iii), and (v), the Company shall have thirty (30) days to cure the default after notice by you.

2. Termination Payments. Section 5 of the Employment Letter is further amended by inserting the following new paragraphs below the fourth paragraph:

Notwithstanding the foregoing, if the Company terminates your employment other than for Cause or you terminate your employment for Good Reason, in either case within twelve (12) months following a Change-in-Control (as defined below), you will receive a one-time payment of $595,000 (the “CIC Severance Payment”) in lieu of the Severance Payment. For the avoidance of doubt, the CIC

Severance Payment will be in addition to any other payments or benefits contemplated by the second and third paragraphs of this Section 5. Any CIC Severance Payment will be paid to you in a single lump sum within ten (10) business days following the termination of your employment. Notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change-in-Control for purposes of this Amendment unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

For purposes of this Agreement, (a) “Change-in-Control” means the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the assets of Norcraft Companies, Inc. (“Norcraft”) to any Person, (ii) any merger, consolidation or other business combination transaction of Norcraft with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Norcraft outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Norcraft (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Norcraft, and (b) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

Notwithstanding the foregoing, if any portion of the payments and benefits described in the second and fourth paragraphs of this Section 5 would, taken together with any other payments or benefits that are contingent on a Change-in-Control (such payments and benefits together with such payments and benefits described in the second and fourth paragraphs of this Section 5 collectively, the “Parachute Payments”), exceed an amount equal to 2.99 times your “base amount” (the “Safeharbor Amount”), as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), you shall only be entitled to receive a portion of the Parachute Payments equal to the Safeharbor Amount, and shall have not further rights with respect to any Parachute Payments in excess of the Safeharbor Amount.

Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual who is a specified employee under Treasury regulation Section 1.409A-1(i).

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

3. Miscellaneous. This Amendment may only be amended by a writing signed by you and a duly authorized representative of the Company. This Amendment embodies the entire agreement between the parties with respect to amending your Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Amendment will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction

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If the foregoing is acceptable to you, please sign this Amendment in the space provided below. At the time you sign and return it, this Amendment will take effect as a binding agreement between you and the Company, subject to the terms and conditions set forth above. The enclosed copy is for your records.

Sincerely,
NORCRAFT COMPANIES, L.P.

		By:	/s/ Christopher Reilly
Christopher Reilly
Authorized Person

Accepted and agreed:

Signature:	/s/ Leigh Ginter
Leigh Ginter

Date:	3-29-15